Exhibit 15.3

CONSENT OF MILLER & LENTS, LTD.

[ON MILLER & LENTS, LTD. LETTERHEAD]]

June 23, 2005

Mr. Shafagat F. Takhautdinov

General Director

OAO Tatneft

75 Lenin Str.

Almetyevsk 423400

Republic of Tatarstan, Russia

Re:	Securities and Exchange Commission
Form 20-F

Gentlemen:

The firm of Miller and Lents, Ltd. consents to the incorporation by reference of its reports of estimated Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues of OAO Tatneft, as of January 1, 2004 and January 1, 2005, into the Annual Report on Form 20-F for year-end December 31, 2003 of OAO Tatneft and to references to our Firm in such Annual Report on Form 20-F.

Miller and Lents, Ltd. has no interests in OAO Tatneft or any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee, or otherwise, connected with OAO Tatneft. We are not employed by OAO Tatneft on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By:	/s/ James C. Pearson
James C. Pearson
Chairman

JCP/mk